Exhibit 2.2

FIRST AMENDMENT
TO
ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Amendment”) is entered into as of July 1, 2014, by and between Composites One LLC, a Rhode Island limited liability company (“Buyer”), and Nexeo Solutions, LLC, a Delaware limited liability company (“Seller”).  Buyer and Seller are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated as of June 6, 2014 (the “Asset Purchase Agreement”);

WHEREAS, Buyer and Seller desire to amend various provisions in the Asset Purchase Agreement on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Section 11.02 of the Asset Purchase Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each Party.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the Parties hereby agree as follows:

1.                                      Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Asset Purchase Agreement.

2.                                      Amendment.  The Asset Purchase Agreement is hereby amended as follows:

a.              Section 2.01(g) of the Asset Purchase Agreement is hereby amended by inserting immediately following the words “the vehicles and vehicle leases that are set forth on Schedule 2.01(g) (the “Transferred Vehicles”);” the words “provided, that if the Hire Date for a Hired Employee located in Canada occurs following the Closing, the Transferred Vehicles used by such Hired Employee shall only be transferred to Buyer on the Hire Date.”

b.              Section 2.02(i) of the Asset Purchase Agreement is hereby amended by deleting the word “Assumed” and substituting in lieu thereof the word “Assigned”.

c.               Section 2.02(l) of the Asset Purchase Agreement is hereby amended by deleting the reference “Section 2.01(e)” and substituting in lieu thereof the reference “Section 2.01(f)”.

d.              The last sentence of Section 5.11 of the Asset Purchase Agreement is hereby deleted and replaced by: “As soon as reasonably practicable after Closing, Seller shall cause the Canadian Seller to (x) if applicable, provide the Buyer with certificates similar to the certificate described in section 6 of the Retail Sales Tax

Act (Ontario) for the provinces of Manitoba, British Columbia, Saskatchewan and any other province in which the Canadian Seller carries on business and in which such certificates are available for issuance to the Canadian Seller and (y) provide each of the Canadian Seller’s sales tax registration numbers to Buyer.”

e.               A new Section 9.01(a)(iv) is hereby added to the Asset Purchase Agreement as follows:

“(iv) any non-compliance by Canadian Seller with section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provision under any other applicable legislation.”

3.                                      Accounts Receivable and Assumed Liabilities.

a.              Section 2.02(a) of the Asset Purchase Agreement is hereby amended by deleting the words “as of” and substituting in lieu thereof the words “prior to”.

b.              Section 2.03(b) of the Asset Purchase Agreement is hereby amended by deleting the words “as of” and substituting in lieu thereof the words “prior to”.

4.                                      Rebate Agreements.  At the Closing, Seller shall deliver or cause to be delivered to Buyer, or shall provide a credit to Buyer against the Purchase Consideration, $40,932.00 (the “Rebate Amount”) for rebate obligations that are accrued but not yet due and payable prior to the Closing Date under Assigned Contracts that by their terms, as disclosed to Buyer on or before the Closing Date, provide for rebates (the “Rebate Agreements”).  Notwithstanding anything in the Asset Purchase Agreement to the contrary, upon payment or credit of the Rebate Amount, (a) Seller shall have no responsibility for any rebate obligations for any Straddle Period and (b) Buyer agrees that it shall assume from Seller all of the rebate obligations under the Rebate Agreements of Seller or the Selling Affiliates for any Straddle Period, regardless of whether (i) such rebate obligations arise before, on or after the Closing Date or (ii) the actual rebate amount due under the Rebate Agreements for the period prior to the Closing Date is more or less than the Rebate Amount.  “Straddle Period” means a period during which rebates accrue but are not yet due and payable under a Rebate Agreement beginning before the Closing Date and ending on or after the Closing Date.  For the avoidance of doubt, Seller is responsible for all rebates under Assigned Contracts that are payable before the Closing Date.

5.                                      Cash Settlement.  Notwithstanding Section 5.08 of the Asset Purchase Agreement, the cash settlement of account receivables of the Business (including Pre-Closing Receivables) shall be performed in accordance with the terms set forth on Schedule A of the Transition Services Agreements.

6.                                      Updated Disclosure Schedules. The Schedules to the Asset Purchase Agreement are hereby amended and restated by deleting the Schedules in their entirety and replacing them with the Schedules set forth on Schedule A hereto.

7.                                      Transferred Totes.  Notwithstanding anything in the Asset Purchase Agreement to the contrary, Seller commits to, and shall commit to cause each Selling Affiliate, to, transfer the Transferred Totes in substantially the amounts set forth on Schedule B hereto, to Buyer on a rolling basis as Buyer exits the Seller’s facilities at which such Transferred Totes are located and are no longer used by Buyer under the Transition Services Agreement.  Following Closing, Schedule B is subject to adjustment based on mutual agreement by the Parties to correct any errors and to include other identified totes.  Any assignment of the related leases for the totes to Buyer pursuant to Schedule 2.01(a) will only occur upon transfer of the Transferred Totes to Buyer.  Buyer will be entitled to reject the transfer of any totes located in Seller’s or a Seller Affiliate’s facilities as of Closing that contain any hazardous waste that is (a) different from the products sold by the Business or (b) in excess of a de minimis amount of composites products.  Buyer shall be obligated to take any totes that are empty or that contain a de minimis amount of products that was sold by the Business.  Seller will have no obligation to replace any totes rejected by Buyer, and Seller’s commitment to deliver substantially the number of totes on Schedule B will be reduced by the number of totes rejected by Buyer, if any.  For the avoidance of doubt, for purposes of this paragraph 7 “a de minimis amount” would not include any amount that is in excess of a residue amount as defined by 40 CFR 261.7.

8.                                      References.  All references to the Asset Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Asset Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Asset Purchase Agreement as amended hereby.

9.                                      Effect.  Except as expressly provided in this Amendment, all of the terms and provisions of the Asset Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.  This Amendment is effective as of the date hereof immediately prior to the Closing.

10.                               Counterparts.  This Amendment may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party hereto electronically or by facsimile transmission shall be deemed an original signature hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BUYER:

COMPOSITES ONE LLC

By:	/s/ Steven Dehmlow
Name:	Steven Dehmlow
Title:	CEO

SELLER:

NEXEO SOLUTIONS, LLC

By:	/s/ David A. Bradley
Name:	David A. Bradley
Title:	President and Chief Executive Officer

Signature Page to the Amendment to the Asset Purchase Agreement